Exhibit 99.1

RAPT Therapeutics Reports First Quarter 2025 Financial Results

SOUTH SAN FRANCISCO, Calif. – May 8, 2025 – RAPT Therapeutics, Inc. (Nasdaq: RAPT) (“RAPT” or the “Company”), a clinical-stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing novel therapies for patients living with inflammatory and immunological diseases, today reported financial results for the first quarter ended March 31, 2025.

“The year is off to a great start. We believe RPT904 has the potential to be a best-in-class option to treat patients with food allergy and are making good progress toward our planned initiation of a Phase 2b trial in the second half of 2025,” said Brian Wong, President and CEO of RAPT. “We are also excited about RPT904's potential as a treatment for patients with chronic spontaneous urticaria (“CSU”) and look forward to clinical data later this year from our partner Jemincare to guide our development strategy in CSU.”

Financial Results for the First Quarter March 31, 2025

Net loss for the first quarter of 2025 was $17.2 million, compared to $30.5 million for the first quarter of 2024.

Research and development expenses for the first quarter of 2025 were $12.0 million, compared to $24.8 million for the same period in 2024. The decrease in research and development expenses was primarily due to decreases in costs related to development of zelnecirnon and tivumecirnon, personnel, lab supplies, non-cash stock-based compensation and facilities, partially offset by increases in costs related to development of RPT904 and early-stage programs.

General and administrative expenses for the first quarter of 2025 were $7.2 million, compared to $7.7 million for the same period in 2024. The decrease in general and administrative expenses was primarily due to decreases in expenses for personnel and professional services, partially offset by an increase in facilities costs.

As of March 31, 2025, the Company had cash and cash equivalents and marketable securities of $179.3 million.

About RAPT Therapeutics, Inc.

RAPT is a clinical-stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing novel therapies for patients living with inflammatory and immunological diseases. Utilizing our deep and proprietary expertise in immunology, we develop novel therapies that are designed to modulate the critical immune responses underlying these diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimates,” “expects,” “look forward,” “plans,” “potential” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the therapeutic potential of RPT904, the timing of the initiation of or data from clinical trials, expectations concerning our partnership with Jemincare, the market opportunity for RPT904, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends that may not be predictive of future data or results or that may not demonstrate safety or efficacy or lead to regulatory approval, our reliance on our partners and other third parties, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to macroeconomic and geopolitical conditions (including the long-term impacts of ongoing overseas conflicts, tariffs and trade tensions, fluctuations in inflation and interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 8, 2025 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	12,042	24,781
General and administrative	7,223	7,737
Total operating expenses	19,265	32,518
Loss from operations	(19,265)	(32,518)
Other income, net	2,100	1,997
Net loss	$(17,165)	$(30,521)
Other comprehensive income (loss):
Unrealized loss on marketable securities	(15)	(113)
Total comprehensive loss	$(17,180)	$(30,634)
Net loss per share, basic and diluted	$(0.08)	$(0.79)
Weighted average number of shares used in computing net loss per share, basic and diluted	215,410,253	38,625,365

RAPT THERAPEUTICS, INC.

BALANCE SHEETS

(In thousands)

	March 31, 2025	December 31, 2024
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$60,257	$169,735
Marketable securities	119,019	61,320
Prepaid expenses and other current assets	3,920	4,181
Total current assets	183,196	235,236
Property and equipment, net	1,158	1,367
Operating lease right-of-use assets	2,827	3,333
Other assets	389	389
Total assets	$187,570	$240,325
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,295	$1,275
Accrued expenses	4,928	9,597
License fees payable	—	35,000
Operating lease liabilities, current	2,315	2,422
Other current liabilities	140	57
Total current liabilities	8,678	48,351
Operating lease liabilities, non-current	1,520	2,070
Total liabilities	10,198	50,421
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	809,036	804,388
Accumulated other comprehensive income	35	50
Accumulated deficit	(631,712)	(614,547)
Total stockholders’ equity	177,372	189,904
Total liabilities and stockholders’ equity	$187,570	$240,325

(1)
The balance sheet for December 31, 2024 has been derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.